Exhibit p.18

GLOBAL COMMODITIES TRADE DESK BOOK Appendix D: Code of Ethics and Best Execution Policy for Managing Client Business Category: Compliance Policies & Standards

Policy Objective:

The purpose of these measures is to set forth the ethical and professional standards required of Engelhart with respect to its management to maintaining the trust and confidence of Blackstone Alternative Investment Advisors LLC (“BAIA”), the Fund, and the investors in the Fund, to upholding high standards of integrity and business ethics and professionalism, and to comply with legal and regulatory requirements.

Who does this Policy apply to?

All ENGELHART Staff of divisions or desks involved in the execution of client trades on behalf of BAIA.

Key Principles/Controls:

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Contents

1.	ECTP COMMODITY TRADING US CODE OF ETHICS FOR MANAGING CLIENT BUSINESS		3
	1.1	Introduction	3
	1.2	Definitions	3
	1.3	Duty to report violations of this code, sanctions and acknowledgement	4
	1.4	General prohibitions	5
	1.5	General standard of conduct	5
	1.6	Conflicts of interest	7
	1.7	Confidentiality/Privacy	7
	1.8	Prohibition against insider trading	8
	1.9	Personal account dealing	9
	2.0	ECTP COMMODITY TRADING BEST EXECUTION POLICY FOR EXECUTING TRANSACTIONS ON BEHALF OF CLIENT ACCOUNTS	11
	2.1	Introduction	11
	2.2	Best execution	11
	2.3	Best Execution Factors	11
	2.4	Equal treatment of clients	12
	2.5	Monitoring Market Information	12
	2.6	Execution Venues	12
	2.7	Brokers: Commission rates	13
	2.8	Conflict of interest	13
	2.9	Conflict Interest: Soft dollar arrangements	13
	2.10	Recordkeeping	13
	2.11	Use of Approved Brokers and Approved broker list	14
	2.12	Best Execution Review	14

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1.	ECTP COMMODITY TRADING US CODE OF ETHICS FOR MANAGING CLIENT BUSINESS

1.1	Introduction

Engelhart CTP Commodity Trading US LLC (“ECTP COMMODITY TRADING US”), as a sub-adviser to Blackstone Alternative Multi- Strategy Fund, a registered investment company (the “Fund”), has adopted this Code of Ethics (the “Code”) to set forth the ethical and professional standards required of Engelhart and to demonstrate the commitment of Engelhart and its management to maintaining the trust and confidence of Blackstone Alternative Investment Advisors LLC (“BAIA”), the Fund, and the investors in the Fund, to upholding high standards of integrity and business ethics and professionalism, and to comply with legal and regulatory requirements.

In particular, this Code has been adopted in connection with the applicable provisions of Rule 17j-1(c) under the Investment Company Act of 1940 (the “1940 Act”).

As a sub-adviser to the Fund, ECTP COMMODITY TRADING US is required, pursuant to Rule 17j-1 under the 1940 Act, to adopt a written code of ethics that contains provisions reasonably necessary to prevent anyone from:

i.	employing any device, scheme, or artifice to defraud a Fund;

ii.

making any untrue statement of a material fact to a Fund or omit to state a material fact necessary in order to make the statements made to a Fund, considering the circumstances under which they are made, not misleading;

iii.	engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on a Fund; or

iv.	engaging in any manipulative practice with respect to a Fund.

The Code is applicable to each Engelhart Group employee(s) that is a “Relevant Person” (as defined below).

1.2	Definitions

For purposes of the Code, the following definitions shall apply:

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

“Beneficial Ownership” A person is deemed to have “beneficial ownership” of any security in which he or she directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest.

“Control” Any person who owns beneficially, either directly or through one or more controlled companies, more than 25% (twenty-five percent) of the voting securities of a company shall be presumed to control such company.

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“Personal Account” means any account that may hold a security (including commodities) in which a Relevant Person has any beneficial ownership.

“Relevant Person” means any Engelhart Group employee who:

a)	trades on behalf of the Fund; or

b)	managers of the Fund portfolio; or

c)	provides investment advice to the Fund; or

d)	has access to the information of the holdings of the Fund.

1.3	Duty to report violations of this code, sanctions and acknowledgement

Relevant Persons are required to report promptly any violation or potential violation of the Code to the Compliance department (“Compliance”). Any such report shall be maintained in confidence and no retaliation shall be made against the individual for making a report.

1.	Possible Sanctions

Possible sanctions for violation of this Code may include, but need not be limited to, verbal or written warnings, reversal of trades or reallocation of trades to client accounts, disgorgement of profits, suspension or termination of trading or investment privileges, monetary penalty, heightened supervision, job modification, suspension or termination, and/or civil or criminal referral to the appropriate governmental authority.

2.	Acknowledgement

Relevant Persons must read, understand, and adhere to this Code as well as any amendments or changes to the Code. In the annual Compliance Manual affirmation, Relevant Persons acknowledgement each year that they have read the entire Code, and from time-to-time, any amendments, and have had an opportunity to review any portions with their supervisor and the Compliance department (the “Acknowledgement”).

By signing the Compliance Manual affirmation, each Relevant Person agrees to perform fully all applicable responsibilities and to comply with all applicable restrictions, limitations, and requirements set forth in this Code and acknowledge that any such failure may result in disciplinary action, up to and including termination. Failure to comply with the terms of this Code may also subject ECTP COMMODITY TRADING US, responsible supervisors, and involved individuals to fines, penalties, and potentially criminal liability in addition to significant reputational harm and regulatory sanctions. From time-to-time, any recipient of this Code may be asked to certify his or her continued compliance with the applicable terms and/or with any other applicable restrictions, limitations, or requirements and to sign an Acknowledgement with respect to any amendments hereto.

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The Compliance Manual affirmation can be found in Appendix 11 at the end of this Manual.

1.4	General prohibitions

Any “Relevant Persons”, in connection with any fund activity shall not:

(i)	employ any device, scheme or artifice to defraud the Fund;

(ii)

make any untrue statement of a material fact to the Fund or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(iii)	engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon the Fund;

(iv)	engage in any manipulative practice with respect to the Fund;

(v)	enter into any transaction based on material non-public information, or communicate material non- public information to others in violation of the law; or

(vi)

execute a transaction which is intended to result in market manipulation, including but not limited to, a transaction intended to raise, lower or maintain the price of any commodity or to create a false appearance of active trading.

1.5	General standard of conduct

ECTP COMMODITY TRADING US is committed to maintaining the trust and confidence of its clients and investors, to upholding high standards of integrity and business ethics and professionalism, and to compliance with legal and regulatory requirements and its own internal policies and procedures.

The general standard of conduct required by all Relevant Persons reflects several underlying requirements including:

•	the fiduciary duty owed by ECTP COMMODITY TRADING US and such Relevant Person to the Fund;

•	ECTP COMMODITY TRADING US’s intent to adhere to good business practices;

•	applicable legal and regulatory requirements;

•	ECTP COMMODITY TRADING US’s own internal policies and procedures; and

•	representations that ECTP COMMODITY TRADING US has made to the Fund in agreements or other written materials.

1.	Fiduciary Duty

ECTP COMMODITY TRADING US and each Relevant Person owe a fiduciary duty to the Fund. This fiduciary duty requires ECTP COMMODITY TRADING US and all Relevant Persons:

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(i)	to provide advice to the Fund that is in the best interest of the Fund;

(ii)	to seek best execution of transactions where ECTP COMMODITY TRADING US and the Relevant Person have responsibility to select executing broker-dealers;

(iii)	to provide advice and monitoring over the course of ECTP COMMODITY TRADING US’s relationship with the Fund; and

(iv)	place the interests of the Fund over the interests of ECTP COMMODITY TRADING US and such Relevant Person’s own interests.

2.	Adherence to Good Business Practices

ECTP COMMODITY TRADING US expects Relevant Persons to adhere to the principles of good business practice. At a minimum, this requires Relevant Persons to engage in fair and honest conduct in all their dealings and to perform their functions and meet their responsibilities with a degree of professionalism reasonable to the circumstances.

3.	Compliance with Applicable Federal Securities Laws and Other Requirements

Inherent in the above standard is the requirement that ECTP COMMODITY TRADING US and the Relevant Persons comply at all times with all applicable laws and regulations as well as Engelhart’s own internal policies and procedures.

While many applicable legal and regulatory requirements are reflected in this Code or other Engelhart Group policies and procedures, Relevant Persons should not assume that this Code contains a comprehensive set of all relevant laws and regulations. Relevant Persons are responsible for knowing and understanding the legal and regulatory requirements applicable to their activities. For this reason, ECTP COMMODITY TRADING US expects Relevant Persons to stay current with respect to applicable regulatory and statutory developments.

4.	Client Representations

ECTP COMMODITY TRADING US and all Relevant Persons are also expected to comply with any written representations that Engelhart has made to its clients, including representations that are made in formal agreements between Engelhart and its clients (including the Fund and/or BAIA). This is particularly relevant with respect to adherence to stated objectives and constraints applicable to a portfolio. Relevant Persons tasked with managing client relationships are responsible for memorializing, in writing, any material oral representations made to clients and prospective clients.

5.	Market Rumors

No officer or employee of ECTP COMMODITY TRADING US shall originate or, except as permitted below, circulate in any manner a false or misleading rumor for the purpose

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of influencing the market price of a security or commodity interest. A statement that is clearly an expression of an individual’s or Engelhart’s opinion, such as an analyst’s view, is not considered to be a rumor, and is excluded from these restrictions.

Where a legitimate business reason exists for discussing a rumor, for example where a client is seeking an explanation for an erratic price movement which could be explained by the rumor, care should be taken to ensure that the rumor is communicated in a manner that:

(i)	sources the origin of the information (where possible);

(ii)	gives it no additional credibility or embellishment;

(iii)	makes clear that the information is a rumor; and

(iv)	makes clear that the information has not been verified.

If in doubt, Relevant Persons should consult with Compliance regarding questions about the appropriateness of any communications about specific securities.

1.6	Conflicts of interest

1.	General Statement of Policy

Relevant Persons must be diligent with respect to the possibility of conflicts of interest, whether real or apparent, in transactions with clients, including the Fund. This includes conflicts between the interest of ECTP COMMODITY TRADING US or its Relevant Persons and its clients, and conflicts between two client accounts. As a general matter, conflicts should be avoided where practicable. Where they cannot be avoided, it will generally be the case that a conflict must be mitigated as much as possible and then fully and fairly disclosed to the client, such that the client can make an informed investment decision and, where applicable, provide an informed consent. When in doubt, Relevant Persons should contact their supervisor or the General Counsel for advice.

1.7	Confidentiality/Privacy

1.	General Statement of Policy – Confidentiality

Relevant Persons have a duty to safeguard and treat as confidential all non-public information concerning ECTP COMMODITY TRADING US, BAIA, the Fund, investors in the Fund, and other clients of ECTP COMMODITY TRADING US, and all transactions in which ECTP COMMODITY TRADING US or its clients are involved. This includes all information concerning a client’s financial circumstances and holdings, and advice furnished to the client. Moreover, Relevant Persons may only use ECTP COMMODITY TRADING US or client information within the scope of their employment and, accordingly, may not appropriate such information for their own use or benefit or the use or benefit of any third party.

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2.	Sharing of Information Within ECTP COMMODITY TRADING US and Engelhart Group

Relevant Persons should only share client or proprietary information within ECTP COMMODITY TRADING US and with individuals that have a legitimate business need for knowing the information. In addition, employees should not share information in violation of any information walls implemented by ECTP COMMODITY TRADING US as a means of isolating certain kinds of sensitive information within ECTP COMMODITY TRADING US and the Engelhart Group so that it is not available to employees that perform “public” functions, such as the making of recommendations or giving of advice with respect to trading. Relevant Persons should bring to the attention of Compliance any attempt by other personnel to solicit or obtain client or proprietary information for which they do not have a legitimate business need.

1.8	Prohibition against insider trading

1.	ECTP COMMODITY TRADING US’s Policy – Insider Trading

It is unlawful for any person to trade on one’s own behalf or on behalf of others, or to “tip” or recommend trading in securities on the basis of material non-public (i.e., inside) information concerning an issuer or to pass such information to others improperly. Relevant Persons that become aware of material non-public information must promptly contact Compliance and otherwise comply with the requirements of Subsection 3 below.

2.	Recognizing Material Non-public Information

i.	Non-public Information

Typically, for purposes of the U.S. securities laws, information is considered “non-public” if the information has not been broadly disseminated to investors in the marketplace such as by releasing the information over the news wires, disclosing it in public filings (e.g., Forms 10-K or 10-Q) or otherwise disseminating it in a manner that makes it fully available to investors and a reasonable time has elapsed to allow such dissemination.

ii.	Materiality

Information is considered “material” if:

1)	there is a substantial likelihood that a reasonable investor would consider the information important in making an investment decision; or

2)	a reasonable investor would consider it as having significantly altered the total mix of information relating to the issuer’s securities.

Generally, this includes any information the disclosure of which would have a meaningful effect on the price of an outstanding security.

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Determining materiality is a fact-specific inquiry, requiring a careful assessment of the inferences a reasonable person would draw from a given set of facts. In general, Relevant Persons are encouraged to err on the side of caution when assessing whether a piece of information is material and non-public.

When in doubt and because assessments of materiality are necessarily highly fact-specific, Relevant Persons should err on the side of caution and treat the matter in question as material and bring such matter to the attention of Compliance for further consideration.

3.	Maintenance of Restricted and Watch List

Compliance is responsible for maintaining the Restricted and Watch Lists (as defined below).

The Restricted List generally may be disclosed to Relevant Persons and consists of a list of issuers (e.g., companies), in which Relevant Persons and their immediate family members (e.g. wife, husband, brother, sister, daughter, son) are prohibited from trading, absent an exemption from such restriction (the “Restricted List”).

The Watch List generally is not disclosed to Relevant Persons and consists of a list of issuers as to which a limited or select group of Relevant Persons may be in possession of material non-public material information or other sensitive information (the “Watch List”). However, Compliance share the Watch List with certain Relevant Persons as necessary to further the purposes of this Code or for other purposes Compliance deems necessary or appropriate. The Restricted and Watch Lists are maintained separately.

As a general matter, Compliance shall be responsible for the determination to add or remove an issuer from any of the Restricted List, the Watch List, or any other lists deemed necessary to comply with these provisions of the Code.

4.	Reporting of Insider Trading Activity

Relevant Persons are required to immediately report to Compliance any activity related to a client or client- related account or employee or employee-related account that appears to be based upon material non- public information.

1.9	Personal account dealing

1.	General Policy.

To avoid potential conflicts of interest between a Relevant Person’s Personal Account dealing and that of a client and/or ECTP COMMODITY TRADING US, Relevant Persons are prohibited from trading any commodity derivative contracts4 (including in the UK spread betting contracts) for their Personal Accounts, with the exception of when the transactions are part of an Automatic Investment Plan owned by a Relevant Person.

[4]	For example, WTI futures, Brent Futures and Henry Hub futures.

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Exchange Traded Funds and Notes which represent returns on commodities are not considered derivative contracts for the purpose of this Code.

2.	Procedure

Relevant Persons are obliged to disclose to Compliance any material transactions or relationships5 that could give rise to any conflicts with a client account. All actions in relation to such transactions or relationships are strictly prohibited unless and until they are approved by Compliance in writing.

[5]	For example, a wife, brother, sister or husband who works at a client of ECTP COMMODITY TRADING US .

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2.0	ECTP COMMODITY TRADING BEST EXECUTION POLICY FOR EXECUTING TRANSACTIONS ON BEHALF OF CLIENT ACCOUNTS

2.1	Introduction

ECTP COMMODITY TRADING US operates according to the foundational principle that it shall pay due regard to the interests of its clients and shall treat them fairly at all times. The following Best Execution Policy set outs how ECTP COMMODITY TRADING US adheres to this principle.

This policy shall apply to orders that are communicated electronically or verbally by ECTP COMMODITY TRADING US to trading counterparties and/or other types of execution venues on behalf of client accounts that Engelhart manages.

Unless specifically expressed otherwise below; funds and discretionary mandates are jointly referred to as clients.

2.2	Best execution

ECTP COMMODITY TRADING US should endeavour to obtain Best Execution with respect to the management of its clients’ portfolios. “Best Execution” is the execution of client trades at the most favourable net price considering all relevant factors, as more fully described below. Best Execution requires that ECTP COMMODITY TRADING US executes trades in a manner that is intended to maximize value for each client. However, practical considerations also need to be taken into account in determining whether it is possible to achieve Best Execution.

2.3	Best Execution Factors

In addition to net price, we also need to consider the full range and quality of services provided by, and the characteristics of, each broker to determine whether Best Execution is being achieved. Such services and characteristics may include:

•	Commission rates charged by the broker/venue and the ability to minimize overall execution costs to the client;

•	Possible adverse market impact of the order and our opinion of which broker is best able to handle the order with a minimum of adverse market impact/slippage;

•	Execution capability and expertise in the specific commodities/instruments;

•	Responsiveness;

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•	Reputation for diligence, fairness, and integrity;

•	Quality of research and investment ideas presented by the broker;

•	Adequacy of trading infrastructure, technology and capital (financial responsibility); and

•	Ability to accommodate any special execution or order handling requirements that may apply to the particular transaction.

The applicability of specific criteria will vary depending upon the nature of the transaction, the market in which it is executed, and the extent to which it is possible to select from among multiple brokers capable of executing the transaction.

2.4	Equal treatment of clients

Clients that are invested in the same product category tend to also have similar portfolio setups/strategies, i.e. the portfolios will typically have holdings in the same instruments and are exposed to the same variances between the optimal portfolio and real portfolios. For these reasons, trades should be aggregated across client accounts, for each product (e.g. Where Client A and Client B have similar strategies, the trades in Client A’s account should mirror the trades in Client B’s account with respect to the same products). The purpose is to execute trades through the same execution venue, to the extent possible, at the same average price. If this is not possible, the order can be split and given to the relevant execution venues simultaneously.

2.5	Monitoring Market Information

Employees involved with the daily management of client account activity (e.g. traders and portfolio managers) shall monitor changes in market conditions for transactions by product type, the quality of execution of transactions, commission rate structures and prevalent bid/ask spread characteristics of the markets and instruments in which it conducts transactions, and the availability of new or alternative methods for effecting transactions for execution.

2.6	Execution Venues

The general definition of an execution venue is related to the various sources of liquidity that can be accessed by market participants, e.g. regulated markets, multi-lateral trading facilities (“MTF”), market makers etc.

The execution venues used by ECTP COMMODITY TRADING US may be limited to what has been specified in the individual Investment Management Agreements between ECTP COMMODITY TRADING US and its clients. In practice this means that all orders that are handled by ECTP COMMODITY TRADING US on behalf of clients are submitted to other investment firms for execution. Any order given by ECTP

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COMMODITY TRADING US to another investment firm, where ECTP COMMODITY TRADING US has requested “Best Execution”, will be treated according to the execution policy (or best execution policy) of that investment firm.

2.7	Brokers: Commission rates

In selecting brokers to execute transactions, TSCUTS has no obligation to seek the lowest available transaction cost, but shall consider all relevant factors, including those set forth above, in selecting a broker and agreeing to a particular commission rate.

2.8	Conflict of interest

ECTP COMMODITY TRADING US shall strive to avoid conflicts of interest by proactively seeking to identify real and potential conflicts of interest and managing them to the extent possible in order to achieve Best Execution.

ECTP COMMODITY TRADING US traders shall make Compliance aware of any real or potential conflicts as soon reasonably possible. The following situations may affect the Best Execution results:

•	payments for research;

•	broker affiliations;

•	trade error resolutions;

•	the receipt of gifts and entertainment; and

•	portfolio managers’ and traders’ relationships with counterparties.

2.9	Conflict Interest: Soft dollar arrangements

ECTP COMMODITY TRADING US often has the ability to select the brokers through which its client’s portfolio transactions will be executed. ECTP COMMODITY TRADING US may be faced with a conflict of interest in selecting brokers when those brokers offer ECTP COMMODITY TRADING US items such as eligible brokerage and research or investment decision-making tools (collectively, “Products and Services”) that have a demonstrable benefit to the clients. These Products and Services will be used to service all clients, although a particular client may not benefit from all the Products and Services every time, to ensure equal treatment of clients is achieved.

2.10	Recordkeeping

All trading blotters should be created in accordance with the instructions that are related to each portfolio strategy. The trading blotters should contain the following information:

•	The name of the client portfolio

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•	The identification of the financial instrument(s) involved in the transaction

•	The number, or value, of the financial instrument(s) involved in the transaction

•	The name of the trading venue where the order was transmitted (executed)

•	The terms of the order transmitted, e.g. market order, limit order, etc

•	The date and time of transmission

2.11	Use of Approved Brokers and Approved broker list

No trader shall place any order with a broker that is not on the Approved Broker List.

All new brokers must be approved through the KYC process operated by Compliance. Where a new broker is requested, the trader shall complete the Counterparty Information Form (“CIF”) prior to executing any trades with the broker. Traders should provide as much relevant information relating to the broker-dealer as is reasonably feasible to assist in the approval process.

Once approved the Chief Operating Officer or their designee shall add the new approved broker to the Approved Broker List. The Approved Broker list shall be updated when new broker relationships are established or existing broker relationships are terminated or modified, or based on an acquisition, merger or divestiture of such broker.

The Approved Broker list shall be reviewed periodically to compare quality and cost of services available from alternative brokers including the ability of various brokers to minimize costs associated with transactions. In addition, brokers will be reviewed as part of the KYC review process operated by Compliance.

2.12	Best Execution Review

Key representatives from ECTP COMMODITY TRADING US shall meet periodically to review current practices and determine whether or not ECTP COMMODITY TRADING US is achieving Best Execution for its clients. These representatives may include the following individuals or their designees:

•	Chief Compliance Officer

•	Head of Trading

•	General Counsel

•	Head of MOBO

•	Chief Financial Officer

•	Compliance Analyst

•	Head Trader

In order to review, evaluate and determine that Best Execution is occurring, the representatives may review all relevant information, including:

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•	Approval and monitoring of trade allocation practices, including

•	Allocation of trades between clients

•	Allocation of trades among brokers/execution venues

•	Approval and monitoring of best execution practices.

•	Review and monitoring of approved brokers.

•	Approval and monitoring of commission allocations, if any, including:

•	Soft dollars

•	Directed Brokerage

•	Review of trade errors.

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